Exhibit 99.1

GSI Group Announces Acquisition of Thales

Optronics Beryllium Business

BILLERICA, Mass., June 4, 2007 /PR Newswire/ — GSI Group Inc., (Nasdaq: GSIG), today announced the purchase of the beryllium mirrors and structures business of UK-based Thales Optronics for an undisclosed amount. The acquisition combines a global leader in the design and manufacture of beryllium mirrors and structures with GSI’s existing optical scanning and precision optics product lines. These technologies are used in a variety of high-precision applications in the electronics, telecommunications, and aerospace industries.

Dr. Sergio Edelstein, CEO and President of GSI Group, commented: “Thales Optronics is a leader in advanced scanning mirrors, a critical component of high-performance optical scanners. This acquisition is a great strategic fit that will support the growth of our Precision Technology segment.” Dr. Edelstein continued: “The team at Thales Taunton has collaborated with GSI’s scanning team on a variety of projects for several years, and both groups know each other well. This acquisition will allow GSI to deliver superior products and technology to GSI customers worldwide.”

The acquisition is expected to be slightly accretive to GSI’s 2007 net earnings.

GSI Group supplies precision motion control components, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets.

Safe Harbor

Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “objective” and other similar expressions. Readers should not place undue reliance on the forward- looking statements contained in this news release. Such statements are based on management’s beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company’s sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and integrate acquisitions and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company’s control, could cause the Company’s actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

Raymond Ruddy, Investor Relations of GSI Group, +1-978-439-5511 ext. 6170